Exhibit 99





Commercial Property Corporation
9005 Cobble Canyon Lane
Sandy, Utah 84093

Interwest Transfer Co., Inc.
1981 East Murray-Holladay Rd.
Salt Lake City, Utah 84117

Re: Registration Agreement respecting certain shares of common stock of Commercial Property Corporation, a Delaware corporation (the "Company"), and related instructions to Interwest Transfer Co., Inc. ("TA")

Dear Ladies and Gentlemen:

          In furtherance of compliance with the Securities Act of 1933, as amended (the "Securities Act"), the General Rules and Regulations promulgated thereunder by the United States Securities and Exchange Commission (the "Commission") and the letter dated January 20, 2000, of Richard K. Wulff, who was the Chief of the Commission's Office of Small Business, that was addressed to Ken Worm, the Assistant Director of the OTC Compliance Unit of NASD (the "Wulff letter"), the undersigned person agrees as follows:

          (1) That the following stock certificate and the shares of common stock of the Company represented thereby shall not be publicly sold unless and until: (i) there is a Registration Statement filed with the Commission covering this stock certificate and the shares of common stock represented thereby, which has become effective; or (ii) the Commission provides a "no action" letter which indicates that registration prior to resale of this stock certificate and the shares of common stock represented thereby is not required under Section 5 of the Securities Act as there is an available exemption for the resale of these securities by the undersigned; or (iii) there is a finding by a United States District Court having original jurisdiction or a state court having concurrent jurisdiction regarding the Securities Act, to the effect that this stock certificate and the shares of common stock represented thereby can be resold by the undersigned or successors without registration under the Securities Act.

          (2) The undersigned person agrees and does hereby advise the Company and TA that they are hereby authorized to place a restriction on the stock certificate referred herein below on its presentation, reflecting the terms and conditions of this Registration Agreement, and that the Company and TA shall make appropriate notations in the transfer records maintained for and on behalf of the Company to the effect that the following stock certificate has "stop transfer" instructions until one of the foregoing conditions has been met.

          (3) The undersigned shall promptly courier to TA the following stock certificate for the imprinting of an appropriate legend reflecting this Registration Agreement. The stock certificate subject to this Registration Agreement is as follows:

                                         Stock            Number of
Name and Address                        Certificate No.     Shares

Chiricahua Company*                       1004              820,000
9005 Cobble Canyon Lane
Sandy, Utah 84093

          * David C. Merrell is the sole owner of Chiricahua Company and is deemed to be the beneficial owner of these shares.

                              CHIRICAHUA COMPANY


Date: 11/01/04                    By/s/David C. Merrell
                                    David C. Merrell